Exhibit 99.1

Silver Dragon Mining de Mexico Issues Update to Shareholders

DURANGO, MEXICO, December 21, 2010 (PRIME NEWSWIRE) – Silver Dragon Mining de Mexico S.A. de C.V. (Silver Dragon Mexico or “SDMM”), a wholly owned subsidiary of Silver Dragon Resources Inc. (OTCBB:SDRG) wishes to provide an update to its parent company’s shareholders on its progress and activity in Durango, Mexico subsequent to its parent company’s news release issued on October 28, 2010 and quarterly filing dated November 12, 2010.

SDMM’s counsel filed motions with a tribunal in Durango State court to unseal the judicial file of the foreclosure proceedings initiated by Mr. Jaime Muguiro Pena. Following review of the file, SDMM instructed its counsel to assert a Constitutional Rights Claim before the Federal Court in the City of Durango, premised on procedural irregularities in the foreclosure proceedings, for the purposes of reopening the case. As a result of the foreclosure proceedings, Mr. Muguiro obtained rights to 5 concessions in which he never held any interest. SDMM believes that Mr. Muguiro obtained foreclosure of SDMM’s rights to an additional 10 concessions based on an incorrect interpretation of his rights under a purchase and sale agreement between him and SDMM for those concessions.

On December 1, 2010, Southern Silver Exploration Corp. (“Southern Silver”) (TSX.V: SSV) announced that it had entered into an option agreement to acquire the mining concessions in issue in SDMM’s pending Constitutional Rights claim in the Mexican Federal Court. Prior to December 1, 2010, SDMM notified Southern Silver of its belief that it continues to hold an interest in these concessions and would be pursuing these rights in the Mexican courts.

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing the Cerros las Minitas project in Mexico, its six Sino-Top properties in China (particularly Dadi and Laopandao), and its Erbahuo Silver mine (via its Chifeng Silver Dragon subsidiary), also in China. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: general economic conditions and financial markets, changes in market prices of silver and other metals, technological and operational risks, and other risks set out in the Company's most recent Form 10-K available at www.sec.gov/edgar.shtml.

Contact:
Silver Dragon Resources Inc.
Marc Hazout, President
Alex Motta, V.P., Investor Relations
(416) 223-8500
1-866-512-SDRG
info@silverdragonresources.com